Exhibit 107

Calculation of Filing Fee Tables

Form S-8

LAVA THerapeutics, N.V.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, nominal value €0.12 per share, reserved for issuance under the Long-Term Incentive Plan	457(a)	4,186,360(2)	$1.28(3)	$5,358,540.80	0.00015310	$820.40
Equity	Common Shares, nominal value €0.12 per share, reserved for issuance under the 2021 Employee Stock Purchase Plan	457(a)	1,046,590(4)	$1.09(5)	$1,140,783.10	0.00015310	$174.66
Total Offering Amounts					$6,499,323.90		$995.06
Total Fee Offsets							—
Net Fee Due							$995.06

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares, nominal value €0.12 per share (the “Common Shares”), that become issuable under the Registrant’s Long-Term Incentive Plan (the “2021 LTIP”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Common Shares, as applicable.

(2) Represents an automatic annual increase, for each of 2022, 2023, 2024, and 2025, collectively, equal to 4% of the total number of Common Shares outstanding on December 31st of the immediately preceding calendar year to the aggregate number of Common Shares reserved for issuance under, and which annual increase is provided by, the 2021 LTIP.

(3) Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Shares as reported in the consolidated reporting system of The Nasdaq Global Select Market on March 25, 2025, which was $1.28.

(4) Represents an automatic increase, for each of 2022, 2023, 2024 and 2025, collectively, equal to 1% of the total number of Common Shares outstanding on December 31 of the preceding calendar year to the aggregate number of Common Shares reserved for issuance under, and which annual increase is provided by, the 2021 ESPP.

(5) Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Shares as reported in the consolidated reporting system of The Nasdaq Global Select Market on March 25, 2025, which was $1.28, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.